EXHIBIT 4.10

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PACIFIC DATAVISION

AMENDED AND RESTATED PROMISSORY NOTE

$594,591.78	September 1, 2010

Pacific DataVision, a California corporation (the “Company”) promises to pay to the order of Brian McAuley or his designee (the “Holder”) in lawful money of the United States and in immediately available funds, the principal amount of $594,591.78, plus any accrued and unpaid interest. Interest at the rate of ten percent (10%) per annum, compounded quarterly, shall accrue on the unpaid principal amount of this Note commencing on the date hereof and shall be paid pursuant to the terms herein.

This Amended and Restated Promissory Note (this “Note”) amends and restates the Promissory Note dated August 28, 2009 originally issued by the Company to the Holder (the “Original Note”). The Original Note is hereby superseded, terminated and of no further force or effect.

1. Interest. Interest shall accrue beginning on the date hereof and shall continue to accrue on the unpaid principal hereof until this Note is paid in full. Notwithstanding the provisions of this Note, if the rate of interest payable hereunder is limited by law, the rate payable hereunder shall be the lesser of: (a) the rate set forth in this Note; or (b) the maximum rate permitted by law.

2. Payments. Payments shall be made in quarterly installments on the 25th day following the last day of each and every calendar quarter (i.e., July 25, October 25, January 25 and April 25) of each year beginning on July 25, 2011, and continuing until June 30, 2013 (the “Maturity Date”), at which time the entire balance of principal and interest hereunder shall be due and payable on the demand of the Holder. Each quarterly payment shall be in an amount equal to the greater of (i) $15,000, or (ii) ten percent (10%) of the Company’s quarterly EBITDA (as defined below). Each payment made on this Note shall be credited first against principal and the remainder against interest. Notwithstanding the foregoing, if any quarterly installment or any part of any quarterly installment is not paid within fourteen (14) days after the date such payment is due (a “Default”) and the Company fails to cure such Default by paying such installment within three (3) days after receipt of written notice from the Holder of any such payment Default, the Maturity Date may be accelerated pursuant to Section 3 hereof. For purposes hereof, “EBITDA” shall mean the Company’s earnings for the relevant quarter prior to reductions for interest, income tax expense, depreciation and amortization as determined in accordance with generally accepted accounting principles in the United States applied on a basis consistent with prior periods.

3. Remedies. During the continuance of a Default, Holder shall have the right to (i) accelerate the payment of the amounts due by Company hereunder such that the outstanding balance of principal and interest hereunder shall become immediately due and payable, and (ii) enforce this Note by exercise of the rights and remedies granted to it by applicable law. The Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note as a result of a Default.

4. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrator and transferees of the parties.

5. Waiver and Amendment. Any provision of this Note may be amended, waived or modified (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), upon the written consent of the Company and the Holder, and shall be binding upon the Company and the Holder.

6. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (a) upon actual delivery to the party to be notified, (b) 24 hours after confirmed facsimile or e-mail transmission, (c) one (1) business day after deposit with a recognized overnight courier, or (d) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, postage prepaid, return receipt requested, addressed or sent (x) if to the Holder, at the Holder’s address set forth on the Company’s books and records, or at such other address as the Holder shall have furnished to the Company in writing upon ten (10) days’ notice, or (y) if to the Company, at its address set forth on the Company’s signature page below, or at such other address as the Company shall have furnished to the Holder in writing upon ten (10) days’ notice.

7. Governing Law. This Note is being delivered in and shall be construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof.

8. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except as otherwise indicated, all references herein to Sections refer to Sections hereof.

9. Delays. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right.

10. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11. No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against impairment.

IN WITNESS WHEREOF, the parties have caused this Note to be issued on the day and year first above written.

COMPANY:

PACIFIC DATAVISION

By:	/s/ John Pescatore
Name: John Pescatore
Title: CEO

PACIFIC DATAVISION

AMENDMENT #1 TO AMENDED AND RESTATED PROMISSORY NOTE

This Amendment to the Amended and Restated Promissory Note (this “Amendment”) is made as of March 31, 2011 by and among PACIFIC DATAVISION, a California corporation (the “Company”) and Brian D. McAuley (the “Holder”). Unless othenvise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Notes referred to below.

RECITALS

WHEREAS, the Company issued the Amended and Restated Promissory Note in the aggregate principal amount of $594,591.78, (the “Note”) to the Holder on September 1, 2010.

WHEREAS, the Company and the Holder desire to modify certain provisions of the Note in order extend the maturity date and other such terms as noted below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Maturity Date. The maturity date of the Note is here-by amended to June 30, 2015.

2.	Payments: Section 2. Payments is hereby replaced with the following: Section 2. Payments: There will be no payments due Holder until June 30, 2015 (the “Maturity Date”). At such time the entire balance of principal and interest hereunder shall be due and payable on the demand of the Holder.

3.	Effect of Amendment. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Notes are hereby ratified and confirmed and shall remain in full force and effect. Upon the effectiveness of this Amendment, the Note and this Amendment shall be read and construed together as a single agreement and the term “Note” in reference to any of the Notes shall henceforth be deemed a reference to the applicable Note as amended by this Amendment.

4.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

5.	Governing Law. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

6.	Counterparts, This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, PDF electronic delivery or otherwise) to the other party, it being understood that all parties need not sign the same counterpart.

7.	Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.	Entire Agreement. This Amendment, together with the Note and the agreements executed pursuant hereto and thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Convertible Promissory Notes as of the date first above written.

PACIFIC DATAVISION

By:	/s/ John Pescatore

Name:	John Pescatore

Title:	CEO

HOLDER:

/s/ Brian D. McAuley

Brian D. McAuley